Exhibit 99.1

Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Commences Voluntary Chapter 11 Reorganization, Obtains Financing and Support for Sale Process from its Lenders

Dayton, OH (March 12, 2015) – The Standard Register Company (the “Company”) today announced that it and its subsidiaries have filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

The Company also announced that it is pursuing a sale process and has entered into an acquisition agreement with an affiliate of Silver Point Capital, L.P.  The agreement was submitted to the Bankruptcy Court today.  Under the proposed agreement, the Company’s assets will be sold for approximately $275 million plus the assumption of certain other liabilities.  The sale agreement contemplates a Court-supervised auction process, which is designed to facilitate a competitive sale process.  Subject to the results at auction, the closing of the transaction is subject to the satisfaction of usual and customary conditions, including obtaining Court approval and all necessary regulatory consents.  The Company believes that this sale will right-size the business’ balance sheet by significantly reducing its outstanding indebtedness and other liabilities to better position the business for long-term growth and profitability in the hands of a capable buyer. Silver Point Capital is a private investment firm managing approximately $8.5 billion.

The Company is supported by its existing secured lenders, including Bank of America, N.A. and Silver Point, who have agreed to extend $155 million in financing in the form of a debtor-in-possession (DIP) credit facility.  The DIP facility should provide the Company with ample liquidity to facilitate its sale process and to fund operations.  The Company also has filed and expects to obtain approval for various customary motions seeking court authorization to continue to support its business operations during the sale process, including honoring employee wages and benefits in the ordinary course and honoring its customer programs.  The Company intends to pay suppliers under normal terms for goods and services provided on or after the filing date of March 12, 2015.  The Company appreciates the support of its customers and suppliers and expects to continue its relationships with them in the ordinary course of business.

“Standard Register has a fundamentally stable underlying business with a large, diverse customer base and a strong portfolio of solutions that include integrated communications, product marking and decoration (labels), document management, promotional marketing and technology/professional services, but our ability to invest in growth has been hampered by our debt structure and legacy liabilities,” said Joseph P. Morgan, Jr., president and chief executive officer.

“In response to the traditional print market decline, Standard Register repositioned itself as a market focused integrated communications provider where today, the majority of both revenue and profit are being derived.”

“The Board and management team have conducted a rigorous assessment of all of our strategic options and believe that this process represents the best possible solution for Standard Register. We are grateful for the support of our lenders and have sufficient financing to fund our operations as we complete a process that should result in greater flexibility for investment in the future,” concluded Mr. Morgan. “We are thankful to our dedicated employees who continue to work diligently to deliver value and a high level of customer service.”

As recently announced, Kevin Carmody, a Practice Leader with McKinsey Recovery & Transformation Services U.S., LLC, has been appointed Chief Restructuring Officer.  The Company indicated that it expects to provide additional details with respect to the Chapter 11 filing as soon as they are available. More information, including access to court documents, can be accessed at http://cases.primeclerk.com/standardregister (court-appointed claims agent site) or wwwdeb.uscourts.gov, the official Bankruptcy Court website.

The Company’s shareholders are cautioned that trading in shares of the Company’s common stock during the pendency of the bankruptcy process will be highly speculative and will pose substantial risks.  The Company believes it is probable there will be no recovery for any equity holder in the bankruptcy proceedings.  Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock.

Additional information can also be found by visiting the Company’s website at www.standardregister.com and clicking on the link for Restructuring Information.

Standard Register’s legal advisor for the Chapter 11 proceedings is Gibson, Dunn & Crutcher LLP. Lazard Freres & Co. LLC serves as financial advisor to the Company.

About Standard Register

Standard Register is trusted by the world’s leading companies to advance their reputations and add value to their operations by aligning communications with corporate brand standards. Providing market-specific insights and a compelling portfolio of workflow, content and analytics solutions to address the changing business landscape in healthcare, financial services, manufacturing and retail markets, Standard Register is the recognized leader in the management and execution of critical communications. More information is available at www.standardregister.com.

Forward-Looking Statements

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations. Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our ability to successfully complete the bankruptcy and competitive sale process, future pension funding requirements and recognition of actuarial gains and losses, access to capital for expanding our portfolio of solutions, the pace at which digital technologies and electronic health records adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.